Exhibit 99.(g)(3)

Calamos ETF Trust

2020 Calamos Court

Naperville, IL 60563

December 21, 2022

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: Scott Shirrell, Vice President

             Re: Calamos ETF Trust (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust is incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended, and has established those new series of shares identified under its name on Exhibit A hereto (each a “Portfolio”).

In accordance with Section 19.5 and 19.6, the Additional Funds and Additional Portfolios provision, of the Master Custodian Agreement dated as of September 11, 2009, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust, on behalf of itself and each Portfolio, hereby requests that State Street act as a Custodian for it and its Portfolios under the terms of the Agreement, and that Appendix A to the Agreement is hereby amended and restated as set forth on Exhibit B attached hereto. In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19.7 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust.

Sincerely,

CALAMOS ETF TRUST
on behalf of:
CALAMOS ANTETOKOUNMPO GLOBAL SUSTAINABLE EQUITIES ETF

By:	/s/ Stephen M. Atkins
Name:	Stephen M. Atkins
Title:	Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A. Foutes
Name:	Michael A. Foutes
Title:	Senior Vice President, Duly Authorized

Effective Date:	January 1, 2023

EXHIBIT A

Calamos ETF Trust

Calamos Antetokounmpo Global Sustainable Equities ETF